Exhibit 99.1

Press Release
www.shire.com

Jeff Poulton Appointed Shire Chief Financial Officer and Joins Board of Directors

Dublin, Ireland– April 30, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces the appointment of Jeff Poulton as Chief Financial Officer (CFO) and member of the Executive Committee. Jeff will additionally join the Shire Board of Directors. Both appointments are effective immediately.

Jeff has served as Interim CFO since December 2014, while overseeing Investor Relations. As CFO, he will remain based in Lexington. An experienced pharmaceuticals and biotechnology executive, Jeff has extensive experience across financial, commercial and strategic leadership roles. He joined Shire in 2003.

Shire CEO Flemming Ornskov said: “Jeff brings demonstrated leadership capabilities across all elements of the finance organization as well as deep knowledge of the Shire business and effective relationships with the investment community and other stakeholders. We are pleased he will continue to provide leadership as we deliver our growth plan and drive operational excellence and efficiency that will help us to become a world-leading biotech focused on the unmet needs in rare diseases and other specialty conditions.”

Shire Chairman of the Board of Directors Susan Kilsby commented: “Jeff will join the Shire Board of Directors at a time when the company is building for the future. We have conducted an extensive search of both internal and external candidates. Jeff’s expertise and extensive knowledge of Shire’s business and markets set him apart as CFO and will further strengthen the Shire board as it oversees the company’s transformation.”

Jeff’s experience at Shire includes leading the Global Rare Diseases business unit, and overseeing the integration of Viropharma’s rare diseases products into the Shire portfolio. Previously, Jeff served in diverse corporate finance and business development roles for Cinergy Corp. and PPG Industries. Jeff served as a commissioned officer in the United States Navy, and has a B.A. in economics from Duke University and a MBA in Finance from the Kelly School of Business at Indiana University.

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Media
Michele Galen	mgalen@shire.com	+1 781 482-1867
Brooke Clarke	bclarke@shire.com	+44 7801 457543

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

There is no information required to be disclosed in respect of Jeff Poulton under Listing Rules 9.6.13.R.